Exhibit 8.1

Dentons Bingham Greenebaum LLP 2700 Market Tower 10 West Market Street Indianapolis, IN 46204 United States dentons.com

December 23, 2021

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of a proposed transaction whereby Level One Bancorp, Inc., a Michigan corporation (“Level One”), will be merged into First Merchants Corporation, an Indiana corporation (“First Merchants”).

We have based our opinion upon an examination of the Agreement and Plan of Merger dated as of November 4, 2021, by and between First Merchants and Level One (the “Merger Agreement”) and the Registration Statement on Form S-4 (the “Registration Statement”), as amended through the date hereof, filed by First Merchants in connection with the proposed merger and the representations and warranties First Merchants and Level One have supplied to us as set forth below. In rendering this opinion, we have assumed that the proposed merger will be consummated in the manner provided for in the Merger Agreement.

I. FACTS

Level One’s authorized capital stock consists of 20,000,000 shares of common stock, no par value per share (“Level One Common Stock”), and 50,000 shares of preferred stock, no par value per share, 10,000 of which are outstanding and designated as the 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, no par value (the “Level One Preferred Stock”). Level One has issued 1,000,000 depositary shares, each representing 1/100th interest in a share of the preferred Stock, with a liquidation preference of $2,500 per share of Preferred Stock (equivalent to $25 per depositary share), and are evidenced by depositary receipts. Level One has deposited the underlying shares of the Level One Preferred Stock with a depositary pursuant to a deposit agreement. Holders of depositary shares are entitled to all proportional rights and preferences of the Level One Preferred Stock, including dividend, voting, redemption and liquidation rights. The shares of Level One Common Stock and the Level One depositary shares are each traded on the Nasdaq Global Select Market.

First Merchants’ authorized capital stock consists of 100,000,000 shares of common stock, without par value (“First Merchants Common Stock”), and 500,000 shares of preferred stock, without par value (the “First Merchants Preferred Stock”). The shares of First Merchants Common Stock are traded on the Nasdaq Global Select Market. There are no shares of First Merchants Preferred Stock issued and outstanding.

The proposed transaction is being undertaken to enhance the combined organization’s capabilities in providing banking and financial services to its customers and to strengthen the competitive position of the combined organization.

Pursuant to the terms of the Merger Agreement, Level One will be merged into First Merchants in accordance with the laws of the State of Indiana and State of Michigan. First Merchants will acquire all of the assets of Level One and will assume all of the liabilities of Level One by operation of law. Following the

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consummation of the merger, the separate corporate existence of Level One will cease and First Merchants will survive the merger. In the merger, each share of Level One Common Stock will be converted into the right to receive (i) a 0.7167 (the “Exchange Ratio”) share of First Merchants Common Stock, or cash in lieu of a fractional share, and (ii) $10.17 in cash.

No fractional shares of First Merchants Common Stock will be issued in the merger. In lieu of issuing fractional shares, shareholders of Level One who would otherwise be entitled to a fractional share of First Merchants Common Stock shall instead be entitled to receive cash in an amount (rounded to the nearest whole cent) determined by multiplying the fractional share to which the shareholder would otherwise be entitled by the volume weighted average trading price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the effective date of the merger (the “First Merchants Average Price”).

Also in the merger, each share of the Level One Preferred Stock issued and outstanding will be converted into the right to receive one (1) share of newly-created First Merchants preferred stock having voting powers, preferences and special rights that are substantially identical to the Level One Preferred Stock. Likewise, following the completion of the merger, each outstanding Level One depositary share representing a 1/100th interest in a share of Level One Preferred Stock will become a First Merchants depositary share and will represent a 1/100th interest in a share of the new First Merchants preferred stock.

The Merger Agreement also provides that each outstanding option to purchase shares of Level One common stock (a “Level One Option”) granted to employees and directors under Level One equity incentive plans (“Level One Option Plans”), whether vested or unvested, will cease to represent an option with respect to Level One common stock and will be converted by virtue of the Merger and without any action on the part of the holder of that Level One Option, into an option (as converted, a “First Merchants Option”) with respect to a number of shares of First Merchants common stock equal to the product of (i) the aggregate number of shares of Level One common stock subject to the Level One Option, multiplied by (ii) the sum (such sum being the “Option Conversion Ratio”) of (A) the Exchange Ratio and (B) $10.17 divided by the First Merchants Average Price. As of the Effective Time, First Merchants will assume each of the Level One Option Plans under which options are outstanding and unexercised as of the Effective Time. All First Merchants Options will continue to have, and be subject to, the same terms and conditions set forth in the applicable Level One Option Plans and the applicable options or award agreements, except as provided under the Merger Agreement. The exercise price per share of a First Merchants Option delivered in exchange for a Level One Option will be equal to (i) the per share exercise price of such Level One Option immediately prior to the Effective Time divided by (ii) the Option Conversion Ratio.

First Merchants has made the following representations to us:

1.

The facts relating to the contemplated merger of Level One with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are, insofar as such facts pertain to First Merchants, true, correct, and complete in all material respects. The merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the State of Indiana and State of Michigan and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to First Merchants or were provided by First Merchants or its agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of First Merchants, true, correct, and complete in all material respects.

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2.

The fair market value of the First Merchants Common Stock to be received by each holder of Level One Common Stock, plus any cash consideration received by such holder in lieu of fractional shares, will be approximately equal to the fair market value of the Level One Common Stock surrendered in the exchange.

3.

First Merchants has no plan or intention to sell or otherwise dispose of any of the assets of Level One acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (“Code”).

4.	Following the merger, First Merchants will continue the historic business of Level One or use a significant portion of Level One’s business assets in a business.

5.

First Merchants and the shareholders of First Merchants will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. First Merchants has not agreed to assume, or will assume, any of the expenses of the holders of Level One stock incurred in connection with the transactions contemplated by the Merger Agreement.

6.	There is no intercorporate indebtedness existing between First Merchants and Level One that was issued, acquired or will be settled at a discount.

7.	First Merchants is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

8.	First Merchants is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

9.

At the time the Merger will be effective, the fair market value of the assets of Level One transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

10.

The payment of cash in lieu of fractional shares of First Merchants Common Stock is solely for the purpose of avoiding the expense and inconvenience to First Merchants of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the holders of Level One Common Stock in lieu of issuing fractional shares of First Merchants Common Stock will not exceed 1% of the total consideration that will be issued in the merger to the holders of Level One Common Stock in exchange for their shares. The fractional share interest of each holder of Level One Common Stock will be aggregated, and no holder of Level One Common Stock will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of First Merchants Common Stock.

11.

None of the compensation to be received by any shareholder-employee of Level One will be separate consideration for, or allocable to, any of their shares of Level One stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of Level One as merger consideration will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of Level One will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

12.

First Merchants will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law). First Merchants is not aware of any facts that would cause the merger to fail to constitute a “reorganization” within the meaning of section 368(a) of the Code.

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13.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

14.

The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between Level One and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

15.	Following the transactions contemplated by the Merger Agreement, First Merchants will comply with the record-keeping and information filing requirements of Treas. Reg. § 1.368-3.

16.	First Merchants is a corporation within the meaning of section 7701(a)(3) of the Code.

17.

In the merger, no liabilities of the Level One shareholders will be assumed by First Merchants, nor to the best of the knowledge of the management of First Merchants will any shares of Level One Common Stock be subject to any liabilities.

18.	First Merchants does not own, directly or indirectly, more than fifteen percent (15%) of the Level One Common Stock.

Level One has made the following representations to us:

1.

The facts relating to the contemplated merger of Level One with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to Level One, true, correct, and complete in all material respects. The merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the State of Indiana and the State of Michigan and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to Level One or were provided by Level One or their agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of Level One, true, correct, and complete in all material respects.

2.	The liabilities of Level One to be assumed by First Merchants and the liabilities to which the transferred assets will be subject were incurred by Level One in the ordinary course of its business.

3.

Level One and the holders of Level One Common Stock will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. Level One has not agreed to assume, or will assume, any of the expenses of holders of Level One Common Stock incurred in connection with the transactions contemplated by the Merger Agreement.

4.	There is no intercorporate indebtedness existing between First Merchants and Level One that was issued, acquired or will be settled at a discount.

5.	Level One is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

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6.	Level One is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

7.

At the time the Merger will be effective, the fair market value of the assets of Level One transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

8.

None of the compensation to be received by any shareholder-employee of Level One will be separate consideration for, or allocable to, any of their shares of Level One Common Stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of Level One as merger consideration will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of Level One will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

9.	No distribution has been or will be made with respect to the stock of Level One immediately preceding the proposed merger, except for regular, normal distributions.

10.

Level One will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law).

11.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

12.

The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between Level One and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

13.

No Level One shareholder is acting as agent for First Merchants in connection with the transactions contemplated by the Merger Agreement or approval thereof, and First Merchants will not reimburse any holder of Level One Common Stock for shares such holder may have purchased, or for other obligations such holder may have incurred.

14.	Level One is a corporation within the meaning of section 7701(a)(3) of the Code.

II. OPINION

Based on and subject to the foregoing, it is our opinion that under current law: (i) the merger of Level One into First Merchants in accordance with the terms of the Merger Agreement will constitute a reorganization described in section 368(a) of the Code; each of Level One and First Merchants will be a party to such reorganization within the meaning of section 368(b) of the Code; and no gain or loss will be recognized by holders of Level One Common Stock upon receipt of shares of First Merchants Common Stock; and (ii) subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” insofar as it makes legal conclusions and summarizes U.S. federal income tax law, constitutes a fair and accurate summary under current law of the material U.S. federal income tax consequences of the merger in all material respects.

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We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than those set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This opinion represents our best judgment regarding the application of United States federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Any such change could adversely affect our opinion as stated herein. We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the United States federal income tax laws. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion. Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

This opinion addresses only the matters described above and does not address any other federal, state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement. No opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the references to our opinion in the Registration Statement, the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dentons Bingham Greenebaum LLP

DENTONS BINGHAM GREENEBAUM LLP